Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

(Investor Relations)	(Corporate Press)
Henry A. Diamond	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
Take-Two Interactive Software, Inc.	Take-Two Interactive Software, Inc.
(646) 536-3005	(646) 536-2983
Henry.Diamond@take2games.com	Alan.Lewis@take2games.com

Take-Two Interactive Software Acquires Mobile Game Developer Social Point

Consideration of $250 million in cash and stock, plus earn-out of up to $25.9 million.

Further diversifies Take-Two’s business and significantly enhances Company’s position in free-to-play mobile games market

New York, NY — February 1, 2017 — Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that it has acquired privately-held Social Point S.L. for $250 million, comprised of $175 million in cash and 1,480,168 unregistered shares of Take-Two common stock (calculated by dividing $75 million by the average closing price per share on the Nasdaq Global Select Market during the thirty trading day period ending on January 26, 2017), plus potential earn-out consideration of up to an aggregate of $25.9 million in cash and shares of Take-Two common stock.  The cash portion was funded from Take-Two’s cash on hand.

Founded in 2008 and headquartered in Barcelona, Spain, Social Point is a highly-successful free-to-play mobile game developer that focuses on delivering high-quality, deeply-engaging entertainment experiences.  Social Point is led by an experienced senior management team, including Horacio Martos and Andrés Bou, Co-Chief Executive Officers and Founders, and Marc Canaleta, Chief Technology Officer and Co-Founder, and has over 270 employees.  Social Point currently has multiple profitable titles in the market.  The company’s two most successful games, Dragon City and Monster Legends, have been downloaded more than 180 million times to date on iOS and Android platforms and consistently have charted in the top-100 grossing mobile games in the United States since 2014.(1)  In addition, Social Point has a robust development pipeline with a number of exciting games planned for launch over the next two years.  Social Point’s games currently are available in North America, Latin America and EMEA, and approximately 50% of its revenue is derived from the United States.  In 2016, over 90% of its revenue was generated from mobile platforms.

Management Comments

“With the acquisition of Social Point, Take-Two has further diversified its business, expanded its portfolio of owned intellectual property, and significantly enhanced its position in the fast-growing free-to-play mobile gaming space,” said Strauss Zelnick, Chairman and CEO of Take-Two.  “The experienced team at Social Point shares our commitment to delighting consumers with high-quality entertainment, and we believe that Social Point’s deeply-engaging mobile offerings will be a perfect complement to our business.  Social Point is one of the few mobile game developers that has a proven track record of growing revenues and delivering multiple hits, and we expect this growth to continue given the company’s exciting development pipeline.  We are fortunate to have acquired Social Point in a transaction that is expected to be immediately accretive to net cash provided by operating activities, and to be accretive to net income per share, excluding transaction costs and amortization of intangible assets, in fiscal 2018.”

“Take-Two is one of the interactive entertainment industry’s premier publishers, whose labels are renowned throughout the world for their ability to create some of the most successful and beloved entertainment experiences on consoles and PC,” added Horacio Martos and Andrés Bou, Co-Chief Executive Officers and Founders of Social Point.  “We are thrilled to have Social Point become part of an organization that shares our commitment to quality and innovation, and we look forward to being part of Take-Two’s continued success for many years to come.”

Strategic Rationale

•                  Acquisition further diversifies Take-Two’s business and should meaningfully enhance the Company’s revenues from recurrent consumer spending.  The acquisition of Social Point expands Take-Two’s portfolio of owned intellectual property and significantly enhances the Company’s position in the free-to-play mobile games market, which is the world’s highest-grossing video game segment with gross revenues estimated to be in excess of $40 billion in 2016, and significant growth across all regions.(2)  Take-Two expects Social Point’s high-quality, deeply-engaging free-to-play mobile offerings to provide consistent revenue from recurrent consumer spending throughout the year, and to meaningfully enhance and further diversify Take-Two’s already strong revenue from recurrent consumer spending.

•                  Acquisition is expected to be immediately accretive to net revenue and net cash provided by operating activities, and to be accretive to net income per share, excluding transaction costs and amortization of intangible assets, in the fiscal year ending March 31, 2018.  Social Point has been consistently profitable since 2013 and has grown net revenue at a 29% CAGR from 2013 through 2016.  For the trailing 12-months ended December 31, 2016, Social Point generated net revenue of $90.8 million and EBITDA of $19.9 million.  Take-Two expects that Social Point’s business will continue to grow in the fiscal year ending March 31, 2018.

•                  Social Point’s business, which is focused on high-quality, deeply-engaging mobile games, should be a perfect complement to Take-Two’s core games business.  Social Point produces high-quality entertainment that can attract and retain a loyal, highly-engaged player base and deliver sustainable results.  Social Point focuses on “mid-core” games that feature greater gameplay depth than casual games, and the company’s titles typically monetize and retain players at higher rates than its competitors in this segment.

•                  Social Point has multiple hit titles that continue to deliver stable results.  Since 2014, Dragon City and Monster Legends have consistently been included in the App Store’s top-100 grossing mobile games in the United States,(1) and have continued to deliver stable revenues and profits from a steady level of monthly average users.

•                  Social Point has strong growth prospects.  Social Point has a robust development pipeline with a number exciting games planned for launch over the next two years.  In addition, Social Point has growth opportunities through geographic expansion, as its current games have not yet been released in Asia.

•                  Social Point has a proven senior management team with significant experience and a track record of producing multiple hits in the free-to-play mobile games market.  Social Point is one of only six publishers that have had at least two games simultaneously in the App Store’s annual top-100 grossing mobile games chart every year since 2014.(1)

•                  Social Point brings a cutting-edge, proprietary data analytics platform and experienced data analytics team.

(1)         Source: AppAnnie data as of January 21, 2017.  Top-100 Grossing games in the U.S. App Store calculated at the end of 2014, 2015, and 2016.  Excludes the casino genre.

(2)         According to estimates from the International Development Group.

Acquisition Terms

•                  Take-Two acquired all of the outstanding share capital of Social Point for $250 million, comprised of $175 million in cash and 1,480,168 unregistered shares of its common stock (calculated by dividing $75 million by the average closing price per share on the Nasdaq Global Select Market during the thirty trading day period ending on January 26, 2017).  Take-Two entered into a registration rights agreement pursuant to which it agreed to register the shares issued for resale.

•                  The cash portion was funded from Take-Two’s cash on hand.

•                  The founders of Social Point will remain with the company following the closing and are eligible to receive earn-out consideration of up to an aggregate of $25.9 million in cash and shares of Take-Two common stock, contingent on Social Point’s business achieving certain EBITDA targets over the 12 and 24 month periods following the closing.

Conference Call

Take-Two plans to report financial results for the third quarter of its fiscal year 2017, ended December 31, 2016, after the market close on Tuesday, February 7, 2017.  The Company plans to hold a conference call to discuss both its results and the Social Point acquisition at 4:30 p.m. Eastern Time on February 7, 2017, which can be accessed by dialing (877) 407-0984 or (201) 689-8577.  A live, listen-only webcast and a replay of the call will be available at http://ir.take2games.com/.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, publisher and marketer of interactive entertainment for consumers around the globe. The Company develops and publishes products through its two wholly-owned labels Rockstar Games and 2K. Our products are designed for console systems and personal computers, including smartphones and tablets, and are delivered through physical retail, digital download, online platforms and cloud streaming services. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at http://www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: our dependence on key management and product development personnel, our dependence on our Grand Theft Auto products and our ability to develop other hit titles, our ability to successfully integrate Social Point’s operations and employees, the timely release and significant market acceptance of our games, the ability to maintain acceptable pricing levels on our games, and risks associated with international operations. Other important factors and information are contained in the Company’s most recent Annual Report on Form 10-K, including the risks summarized in the section entitled “Risk Factors,” the Company’s most recent Quarterly Report on Form 10-Q, and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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